Exhibit 10.9

DATED                      2006

MILLS REEVE

ST JOHN’S COLLEGE, CAMBRIDGE (1)

CAMBRIDGE SILICON RADIO LIMITED (2)

COUNTERPART LEASE

of business premises at St John’s

House, St John’s Innovation Park,

Cowley Road, Cambridge

Term:	10 years
Term commences:	Date of lease
Term ends:
Initial rent:	£584,307.50 p.a.
Rent review date:	2011

MILLS & REEVE

Contents

1	Definitions and interpretation	4

2	Demise and payment of rent	8

3	Tenant’s covenants	9

4	Landlord’s covenants	9

5	Provisos	9
	5.1 Re-entry	9
	5.2 Compensation	9
	5.3 Exclusion of liability	10
	5.4 Disputes	10
	5.5 Rights of light and air	10
	5.6 Easements	10
	5.7 Value Added Tax	10
	5.8 Benefit of covenants etc.	11
	5.9 Deferred payments	11
	5.10 Service of notices	11
	5.11 Exclusion of warranty	11
	5.12 Alterations to the Common Parts, etc.	11
	5.13 Security arrangements	11
	5.14 Landlord as trustee	11
	5.15 Third Party rights	12

6	Services and Service Charge	12

7	Tenant’s break right	13

8	Dispute resolution	14

Schedule 1		16
	(Part I—the rights granted)	16
	(Part II—exceptions and reservations)	16

Schedule 2		18
	(Rent review provisions)	18

Schedule 3		20
	(Covenants by the Tenant)	20

1	Rent	20

2	Interest	20

3	Outgoings	20

4	Water supply	20

5	Costs of notices etc	21

6	Costs of Landlord’s consents	21

7	Repair and decoration	21

8	To yield up	22

9	Landlord’s rights of entry	22

i

10	Alterations	22

11	Consents	23

12	Signs	23

13	Use	23

14	Legal Obligations and Necessary Consents	24

15	Not to charge	25

16	Alienation	25

17	Registration of assignments etc	28

18	Third party rights	28

19	Value Added Tax	28

20	Indemnities	29

21	Not to cause taxes to be imposed	29

22	Apportionment of compensation	29

23	Closure of title	29

24	New surety	29

Schedule 4		30
	(Covenants by the Landlord)	30

1	Quiet enjoyment	30

2	Payment of water bills	30

3	Superior leases	30

Schedule 5		31
	(Insurance Provisions)	31

1	Landlord’s obligations	31

2	Tenant’s obligations	31

3	Suspension of rent	32

4	Uninsured Risks	32

Schedule 6		34
	(Services) Part I—Park Services	34

1	Maintenance, etc, of Common Parts	34

2	Maintenance of Estate boundaries	34

3	Maintenance, etc, of services	34

4	Maintenance, etc, of Conduits	34

5	Landscaping	34

6	Other services	34
	Part II—Landscape Services	34

ii

Schedule 7		35
	(Additional items of expenditure)	35

1	Fees	35

2	Staff, etc.	35

3	Outgoings	35

4	Electricity, gas, etc.	35

5	Joint facilities	35

6	Statutory and other requirements	36

7	Nuisance	36

8	Anticipated expenditure	36

Schedule 8		37
	(Guarantee agreement)	37

1	Definitions and interpretation	37

2	Guarantee	37

3	New lease	38

4	Security taken by Guarantor	38

5	Limitation on Guarantor’s liability	39

6	[Joint and several Guarantors	39

Schedule 9		40
	(Rent Deposit Deed)	40

1	Definitions	41

2	Interpretation	41

3	Creation of the Deposit Account	41

4	Duration of Deposit arrangements	41

5	Charge of the Deposit Account	42

6	Remedies of the Landlord	42

7	Payment disputes	42

8	Maintenance and increase of Initial Deposit	43

9	Interest	43

10	Value Added Tax	43

11	Declarations	44

12	Rights of third parties	44

13	Severance	44

14	Notices	44

iii

LR1. Date of lease

2006

LR2. Title number(s)

LR2.1 Landlord’s title number(s)

Title number(s) out of which this lease is granted. Leave blank if not registered.

LR2.2 Other title numbers

Existing title number(s) against which entries of matters referred to in LR10, LRW, LR11 and LR13 are to be made.

LR3. Parties to this lease

Give full names, addresses and company’s registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix. For foreign companies give territory in which incorporated.

Landlord

THE MASTER FELLOWS AND SCHOLARS OF THE COLLEGE OF SAINT JOHN THE EVANGELIST IN THE UNIVERSITY OF CAMBRIDGE of The Bursary St John’s College St Johns Street Cambridge CB2 1TP

Tenant

CAMBRIDGE SILICON RADIO LIMITED incorporated in England and Wales with number 03665875 and whose registered office is at Unit 400 Cambridge Science Park Milton Road Cambridge CB4 0ZH

Other parties

Specify capacity of each party, for example “management company”, “guarantor”, etc.

LR4. Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The property more particularly delineated and shown edged red on the plan attached to this lease and known as St John’s House St John’s Innovation Park Cowley Road Cambridge together with all replacements additions and improvements made thereto and all fixtures on the property (whether or not originally affixed) except any tenant’s fixtures which can be removed from the property without damaging it.

LR5. Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

In LR5.2, omit or delete those Acts which do not apply to this lease.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

LR5.2 This lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

The term as specified in this lease at clause 1.1 (definition of “Contractual Term”).

LR7. Premium

Specify the total premium, inclusive of any VAT where payable.

LR8. Prohibitions or restrictions on disposing of this lease

Include whichever of the two statements is appropriate.

Do not set out here the wording of the provision.

This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.

Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

LR9.3 Landlord’s contractual rights to acquire this lease

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR11. Easements

Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1 Easements granted by this lease for the benefit of the Property

Part I of Schedule 1

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

Part II of Schedule 1

LR12. Estate rentcharge burdening the Property

Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.

LR13. Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003.

LR14. Declaration of trust where there is more than one person comprising the Tenant

If the Tenant is one person, omit or delete all the alternative statements.

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

1	Definitions and interpretation

1.1	In this lease unless the context otherwise requires:

“Arbitration” means arbitration under the Arbitration Act 1996 by a single arbitrator to be agreed between the parties (or in default of agreement to be appointed on the application of either party by the president of the Royal Institution of Chartered Surveyors or any person authorised at the relevant time to act on his behalf) and being a Chartered Surveyor of at least ten years’ experience of commercial property letting in Cambridge and surrounding areas;

“Asbestos Regulations” means the Control of Asbestos at Work Regulations 2002;

“Authorised Use” means:

(a)	as to the building forming part of the Premises—use as offices for research and development within class B1(b) of the Town and Country Planning (Use Classes) Order 1987;

(b)	as to the car park and landscaped areas forming part of the Premises—use only as car parking and landscaping respectively;

“Authority” means any statutory public local or other authority or any court of law or any government department or any of them;

“Basic Rent” means up to but excluding 15 April 2007 a peppercorn (if demanded) and from and including that date £584,307.50 per annum as from time to time reviewed under Schedule 2;

“Common Parts” means all parts of the Estate (excluding the Communal Car Parks) provided by the Landlord for common use and enjoyment by the Tenant persons expressly or impliedly authorised by the Tenant and other the occupiers of the Estate and includes (without limitation) all roads footpaths Conduits concourses circulation areas gardens planted areas forecourts and other ways or accesses on the Estate which are now or in the future so used or enjoyed in common;

“Communal Car Parks” means those parts of the Estate on which car-parking is provided for other occupiers of the Estate;

“Conduits” means ducts shafts cisterns tanks radiators pipes wires cables sewers drains soakaways watercourses gutters gullies conduits laser optic fibres electronic data or impulse communication transmission or reception systems and other conducting media or ancillary equipment (excluding those which belong to the public utility companies or the local authority) for the passage or transmission of soil gas electricity water air light or electronic information;

“Connected Person” means any person firm corporation or company connected with the Tenant for the purposes of section 839 Income and Corporation Taxes Act 1988;

“Consent” means an approval permission authority licence or other relevant form of approval given by the Landlord in writing;

“Contractual Term” means a term of ten years beginning on the date of this lease and expiring on;

“Dispute” means any dispute or difference between the Parties as to the terms of this agreement or any matter arising from it;

“Dispute Notice” means a Notice requiring a Dispute to be referred to a Specialist and containing Dispute Notice Proposals;

“Dispute Notice Proposals” means proposals for:

(a)	the identity and qualifications of an appropriate Specialist; and

(b)	whether the Specialist should act as an independent expert or as an arbitrator;

“Enactment” means:

(a)	any Act of Parliament; and

(b)	any European Union legislation or decree or other supranational legislation or decree having effect as law in the United Kingdom and references (whether specific or general) to any Enactment (with the exception of the Town and Country Planning (Use Classes) Order 1987) include any statutory modification or re-enactment of it for the time being in force and any order instrument plan regulation permission or direction made or issued under it or under any Enactment which replaces it or derives validity from it;

“Estate” means the area shown edged blue on the Plan;

“Environmental Damage” means any damage to human health or the environment arising from the Premises which would:

(a)	constitute a breach of any Legal Obligation; or

(b)	give rise to a civil claim for damages; or

(c)	give rise to a reduction in value of the Landlord’s interest in the Premises;

“Group Company” means any company of which the Tenant is a subsidiary or which has the same holding company as the Tenant where “subsidiary” and “holding company” have the same meanings as given to them by section 736 Companies Act 1985;

“Hazardous Material” means any substance which alone or in combination with other substances is known or reasonably believed to be harmful to human health or the environment and because of that subject to statutory controls on production use storage or disposal;

“Initial Provisional Service Charge” means £7,080 per annum;

“Insurance Rent” means:

(a)	the cost from time to time to the Landlord of keeping the Premises insured in accordance with the Landlord’s obligations contained in this lease (disregarding any commissions or other benefits received by the Landlord for effecting and maintaining the insurance which shall belong to the Landlord absolutely);

(b)	all of the premium the Landlord from time to time pays for insuring against loss of Basic Rent;

(c)	any insurance premium tax payable on the above;

(d)	any excess deducted by the insurers in respect of any claim made under the policy effected in accordance with the Landlord’s obligations contained in this lease; and

(e)	the reasonable cost of valuations for insurance purposes of the Premises but not more frequently than every two years;

“Insured Risks” means fire lightning explosion storm tempest flood bursting and overflowing of water tanks apparatus or pipes impact aircraft and other aerial devices and any article dropped from them earthquake landslip heave subsidence riot civil commotion and malicious damage (including damage caused during the course of theft or attempted theft from the Premises) and any other risks against which the Landlord acting reasonably from time to time considers it necessary to insure subject:

(a)	in every case to the availability of insurance cover against the risk; and

(b)	to the conditions on which and to the extent that insurance cover against each risk is generally available in relation to property such as the Premises;

“Interest” means interest at a yearly rate three percentage points above the base rate for the time being of Barclays Bank PLC or (if base rate or Barclays Bank PLC ceases to exist) such reasonably equivalent rate as is stipulated in writing by the Landlord;

“Landscaped Areas” means the landscaped areas at the Premises;

“Landscaped Areas Service Cost” means:

(a)	all reasonable costs and expenses properly incurred by the Landlord in providing the Landscape Services;

(b)	all sums reasonably and properly incurred by the Landlord relating to the items set out in Schedule 7 so far as they relate to provision of the Landscape Services and in both cases includes any Value Added Tax payable on the payments and any costs incurred by a third party for and on behalf of the Landlord where the Landlord is liable to reimburse those costs but excludes any expenditure for which any other tenant is wholly responsible;

“Landscape Services” means the services set out in part II of Schedule 6;

“Legal Obligation” means any obligation from time to time created by any Enactment or Authority which relates to the Premises or their use and includes without limitation obligations imposed as a condition of any Necessary Consents;

“Necessary Consents” means planning permission and all other consents licences permissions and approvals whether of a public or private nature which are relevant in the context;

“Park Service Cost” means:

(a)	all costs and expenses incurred by the Landlord in providing the Park Services;

(b)	all sums incurred by the Landlord relating to the items set out in Schedule 7 so far as they relate or are attributable to provision of the Park Services and in both cases includes any Value Added Tax payable on the payments and any costs incurred by a third party for and on behalf of the Landlord where the Landlord is liable to reimburse those costs but excludes any expenditure for which any other tenant is wholly responsible;

“Park Services” means the services set out in part I of Schedule 6;

“Party” means one or other party to this agreement and “Parties” shall be construed accordingly;

“Permitted Part” means a part of the Premises:

(a)	suitable for occupation independently of the Tenant and the Tenant’s business;

(b)	which if underlet would result in there being no more than four leasehold interests in the Premises at any time (including the interest created by this lease);

“Perpetuity Period” means the period of eighty years beginning on the date of this lease;

“Plan” means the plan attached to this lease;

“Plant” means plant equipment and machinery and without limitation includes any lifts hoists generators and equipment for air conditioning ventilation heating cooling fire alarm fire prevention or fire control communication or security;

“Premises” means the property defined in paragraph LR4 of the Prescribed Particulars;

“Prescribed Particulars” means the particulars at the head of this lease which are prescribed by rule 58A of the Land Registration Rules 2003;

“Rent” means all sums reserved as rent by this lease;

“Rent Days” means 25th March 24th June 29th September and 25th December in each year;

“Reserved Rights” means the rights referred to in part II of Schedule 1;

“Review Date” means 2011;

“Rights Granted” means the rights referred to in part I of Schedule 1;

“Service Charge” means the aggregate of:

(a)	15.58% of the Park Service Cost; and

(b)	100% of the Landscaped Areas Service Cost

(and includes any amount payable on a variation of the percentage referred to in (a) above as provided by this lease);

“Services” means the Park Services and the Landscaped Area Services;

“Specialist” means:

(a)	a member of the Royal Institution of Chartered Surveyors of at least ten years’ experience of commercial property letting in Cambridge and surrounding areas; or

(b)	in the case of a Dispute relating to a question of law or the construction or interpretation of this lease a member of the Bar having at least ten years’ experience of commercial landlord and tenant law;

“Superior Landlord” means any party having an interest in the Premises in reversion to the Superior Lease;

“Superior Lease” means any lease under which the Landlord holds the Premises and includes any leases in reversion to that lease and any variations of or other relevant document supplemental to those leases;

“Tenant” includes the person in whom the Term is presently vested and whenever the expression “Tenant” (whether the original tenant or the tenant by devolution of title) includes more than one person:

(a)	the covenants on the part of the Tenant contained in this lease are given jointly and severally;

(b)	references to the “Tenant” shall be deemed to be references to each and every party comprising the Tenant;

“Tenant Covenant” means a “tenant covenant” as defined by section 28 Landlord and Tenant (Covenants) Act 1995 and refers to the relevant covenants terms obligations and conditions in this lease with which the Tenant undertakes to comply;

“Term” means the Contractual Term together with the period of any holding over and any extension of the Contractual Term by Enactment or otherwise;

“Terminating Event” means the disclaimer of this lease (including without limitation the disclaimer by the Crown under section 656 Companies Act 1985) following the liquidation or bankruptcy of the Tenant or the Tenant being wound up or ceasing to exist;

“Value Added Tax” includes any tax charged in addition to or in substitution for it; “VAT Act” means the Value Added Tax Act 1994;

“Working Day” means any day (other than a Saturday or Sunday) on which the clearing banks in the City of London are open to the public for the transaction of non-automated business and “Working Days” shall be construed accordingly

1.2	In this lease unless the context otherwise requires:

1.2.1	any Tenant Covenant not to do something includes an obligation not (so far as it is within the control of the Tenant) to allow that thing to be done;

1.2.2	references to:

(i)	the singular include the plural and vice versa;

(ii)	a person include a reference to a corporate body;

(iii)	numbered clauses and schedules are references to the relevant clause in or schedule to this lease;

(iv)	numbered paragraphs are references to the numbered paragraphs of the schedule in which the references appear;

(v)	“this lease” include any deed of variation licence Consent or other document supplemental to or associated with this lease by which the Tenant is bound;

(vi)	“end of the Term” “last year of the Term” and “expiration of the Term” refer to the end of the Term however it ends;

1.2.3	words importing any gender include every gender.

1.3	The clause paragraph and schedule headings do not form part of this lease and are not to be taken into account when construing it.

1.4	In the event of a conflict between the Prescribed Particulars and the remainder of this lease the provisions in the remainder of the lease shall prevail save in any case where the contrary is indicated in the Prescribed Particulars.

1.5	If and whenever the Landlord is a lessee of the Premises:

1.5.1	wherever Consent is required under this lease the approval of the Superior Landlord shall also be required to the extent required under the Superior Lease;

1.5.2	any Consent shall be subject to the need for the approval of the Superior Landlord where appropriate;

1.5.3	nothing in this lease or in any Consent shall imply that the Superior Landlord’s approval will not be unreasonably withheld;

1.5.4	the rights reserved in part II of Schedule 1 are also reserved to the Superior Landlord;

1.5.5	any covenant required to be given for the benefit of the Landlord shall also be given (if required by the Landlord or the Superior Landlord) for the benefit of the Superior Landlord;

1.5.6	references to any right of (or covenant to permit) the Landlord to enter the Premises shall extend to the Superior Landlord and to anyone authorised by the Superior Landlord or otherwise entitled.

1.6	This instrument:

1.6.1	is executed as a deed and by its execution the parties authorise their solicitors to deliver it for them when it is dated;

1.6.2	is not delivered until it is dated;

1.6.3	was delivered when it was dated.

2	Demise and payment of rent

2.1	The Landlord demises the Premises to the Tenant to hold for the Contractual Term together (in common with all others entitled to the same rights but to the exclusion of any other rights easements quasi-easements or rights in the nature of easements) with the Rights Granted but except and reserving to the Landlord and all others authorised by the Landlord the Reserved Rights yielding and paying as rent throughout the Term:

2.1.1	the Basic Rent and so in proportion for any period less than a year such rent to be paid by equal payments in advance by bankers’ standing order on the Rent Days the first payment to be made on the date of this lease;

2.1.2	the Insurance Rent (payable within 14 days of demand);

2.1.3	the Service Charge and all payments on account of it (payable as provided by this lease);

2.1.4	any other sums which may become due from the Tenant to the Landlord under the provisions of this lease;

2.1.5	(without limitation) Value Added Tax payable under the provisions of this lease.

3	Tenant’s covenants

3.1	The Tenant covenants with the Landlord to observe and perform the Tenant Covenants including without limitation the covenants set out in Schedule 3 and Schedule 5.

4	Landlord’s covenants

4.1	The Tenant paying the Rent and performing and observing the Tenant Covenants the Landlord covenants with the Tenant to observe and perform the covenants set out in Schedule 4 and Schedule 5.

5	Provisos

5.1	Re-entry

If at any time during the Term:

5.1.1	any part of the Rent is unpaid for twenty-one days after becoming due (whether formally demanded or not); or

5.1.2	there is any breach of any of the Tenant Covenants; or

5.1.3	the Tenant proposes or enters into an arrangement or composition for the benefit of the Tenant’s creditors or is the subject of any distress execution sequestration or other process levied upon or enforced against any part of the Tenant’s undertaking property assets or revenues; or

5.1.4	the Tenant (if an individual) is the subject of a bankruptcy petition or has a bankruptcy order made against the Tenant or is the subject of an application order or appointment under sections 253 273 or 286 Insolvency Act 1986 or is unable to pay or has no reasonable prospect of being able to pay the Tenant’s debts within the meaning of sections 267 and 268 Insolvency Act 1986; or

5.1.5	the Tenant (if a corporation) is the subject of a petition presented an order made a resolution passed a determination made or analogous proceedings taken for winding up the company (other than for amalgamation or reconstruction of a solvent company) or an administrator is appointed to take control of the company or the Tenant stops payment or agrees to declare a moratorium or becomes or is deemed to be insolvent or unable to pay the Tenant’s debts (within the meaning of section 123 Insolvency Act 1986) when they fall due; or

5.1.6	the Tenant is a corporation and is struck off the Register of Companies; or

5.1.7	the Tenant is a corporation and an encumbrancer takes possession or exercises or attempts to exercise any power of sale or a receiver is appointed of the undertaking assets or revenues of the Tenant; or

5.1.8	any of the events listed in clauses 5.1.3 to 5.1.7 (inclusive) happens to any guarantor of the Tenant or the guarantor commits any of the acts referred to in those clauses it shall be lawful for the Landlord or any person authorised by the Landlord at any time thereafter notwithstanding the waiver of any previous breach of covenant to re-enter the Premises or any part of them in the name of the whole whereupon the Term will determine but without prejudice to any remedy of the Landlord for breach of covenant.

5.2	Compensation

5.2.1	Neither the Tenant nor any undertenant at any time shall be entitled to any compensation under any Enactment on the expiration or determination of the Term or on vacating the Premises except to the extent that compensation may be payable by law in spite of any agreement to the contrary.

5.3	Exclusion of liability

5.3.1	So far as it is lawful to exclude liability and so far as not expressly otherwise agreed in the remaining provisions of this lease the Landlord shall not be liable:

(i)	to any person entering or using the Premises for accidents happening injuries sustained or for loss or damage to goods or chattels in the Premises;

(ii)	for any act neglect default or omission of any of the tenants owners or occupiers of any adjoining or neighbouring premises or of any representative or employee of the Landlord (unless acting within the scope of the express authority of the Landlord);

(iii)	subject to clause 5.3.2 for the defective working or stoppage or breakage of or leakage or overflow from any Conduit;

(iv)	subject to clause 5.3.2 for the obstruction by others of the Common Parts or any other areas over which rights are granted by this lease.

5.3.2	The Landlord shall use all reasonable endeavours following notice in writing from the Tenant of the occurrence of any of the matters referred to in clauses 5.3.1(iii) and 5.3.1(iv) to remedy the relevant matter or matters as speedily as practicable.

5.3.3	The Landlord shall incur no liability by reason of any approval given to or inspection made of any drawings plans specifications or works prepared or carried out by or on behalf of the Tenant or any undertenant or any predecessor in title of either of them nor shall any such approval or inspection relieve the Tenant from the Tenant’s obligations whether under this lease or otherwise.

5.4	Disputes

5.4.1	Any dispute between the Tenant or any undertenant and any owner or occupier of adjacent property in which the Landlord has a legal interest shall if it relates to any right or privilege or any shared or other facility (and unless it relates to a matter of law or is a dispute with the Landlord) be determined on behalf of the Tenant or undertenant by the Landlord or someone appointed by the Landlord and the decision shall bind the Tenant or undertenant who shall pay the cost of obtaining it.

5.5	Rights of light and air

5.5.1	The Landlord may at any time without compensating or obtaining any consent from the Tenant deal as the Landlord thinks fit with any neighbouring property and may develop neighbouring property even if the development causes a nuisance or interferes with the light air or other amenities enjoyed by the Premises provided that the Premises are not rendered unsuitable for the Authorised Use.

5.6	Easements

5.6.1	Section 62 Law of Property Act 1925 the Rule in Wheeldon v Burrows and any other form of implied grant of an easement is excluded from applying to this lease and the Tenant shall be entitled only to the easements which this lease expressly grants.

5.6.2	If the Tenant is unable to exercise a right granted to the Tenant by this lease against a successor-in-title to the Landlord due to the Tenant’s failure to register the burden of such a right against the Landlord’s reversionary title the Tenant shall have no claim against the Landlord in respect of the loss of the right.

5.7	Value Added Tax

5.7.1	Any consideration given for supplies made by the Landlord under this lease is exclusive of Value Added Tax.

5.8	Benefit of covenants etc.

5.8.1	This lease does not pass to the Tenant the benefit of or right to enforce any covenants which now benefit or which may in future benefit the reversion to this lease and the Landlord shall in the Landlord’s sole discretion be entitled to waive vary or release any such covenants.

5.9	Deferred payments

5.9.1	If the Landlord and the Tenant agree in writing that the Tenant may defer payment of any sums due under this lease then for the purposes of this lease and of section 17 Landlord and Tenant (Covenants) Act 1995 those sums shall be deemed to be due for payment on the deferred date so agreed and not on the earlier date on which they would but for that agreement have fallen due.

5.10	Service of notices

5.10.1	Section 196 Law of Property Act 1925 applies to any notice served under or pursuant to this lease.

5.11	Exclusion of warranty

5.11.1	The Landlord does not by the granting of this lease or any provision contained in it warrant that the Premises may lawfully be used for any purpose.

5.12	Alterations to the Common Parts, etc.

5.12.1	Following reasonable prior written notice to the Tenant (save in emergency when no notice shall be required) the Landlord shall be entitled to make alterations to the Common Parts and/or the Communal Car Parks or to alter renew or replace any Plant and to obstruct the Common Parts and/or the Communal Car Parks while doing so but shall in so doing cause the minimum obstruction and disruption reasonably practicable and ensure that reasonable access to the Premises or reasonable alternative access to the Premises is always available.

5.13	Security arrangements

5.13.1	In the interests of security the Landlord may:

(i)	require anyone entering or leaving the Estate to identify themselves and the party on the Estate who they are visiting and to record this information and their arrival and departure times in a book or other form of record kept for the purpose;

(ii)	prevent anyone entering the Estate for the purpose of visiting the Premises unless that person has a key to the Premises or is authorised by the Tenant or any other permitted occupier of the Premises;

(iii)	prevent anyone removing any items from the Estate unless that person is authorised to do so by the Landlord or any tenant or permitted occupier of the Premises and in this regard:

(A)	the rights of access and egress granted by this lease are subject to this clause 5.13; and

(B)	any authorisation required by this clause 5.13 must be produced to the person requiring it or confirmed by a written or oral (or telephoned) statement from the person giving it.

5.14	Landlord as trustee

5.14.1	Any landlord for the time being who is a trustee shall not be liable to the Tenant to a greater extent than the assets of the trust from time to time in that landlord’s hands.

5.15	Third Party rights

5.15.1	The parties to this lease do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999.

6	Services and Service Charge

6.1	Subject to the Tenant paying the Rent and complying with the other covenants and conditions in this lease the Landlord will while the reversion to this lease is vested in the Landlord perform the Services on the terms of this clause 6.

6.2	The Landlord will not be liable to the Tenant in respect of any failure of or interruption in any of the Services because of necessary repair replacement or maintenance (but in each case for such time as is reasonably required) or because of any matter beyond the reasonable control of the Landlord.

6.3	In this clause 6:

6.3.1	“Computing Date” means 30th June in every year of the Term or any alternative date nominated at any time by the Landlord;

6.3.2	“Financial Year” means:

(i)	the period from and including the date of this lease to and including the first Computing Date and after that

(ii)	the period between two consecutive Computing Dates (excluding the first but including the second Computing Date in the period);

6.3.3	“Interim Sum” means a provisional amount on account of the Service Charge for the relevant Financial Year calculated by the Landlord’s surveyor (acting as an expert) based on the surveyor’s reasonable estimate of the likely amount of the Service Charge for the Financial Year in question.

6.4	As soon as convenient but in any event within six months after each Computing Date the Landlord will prepare an account showing the Service Cost for that Financial Year and containing a detailed summary of expenditure and the Tenant shall be entitled following reasonable prior notice to inspect all books of account vouchers invoices and estimates relating to the matter referred to in such account or summary.

6.5	The account prepared pursuant to clause 6.4 will when certified by the Landlord’s accountants be conclusive evidence of all matters of fact referred to in it (save in the case of manifest error).

6.6	For the period from the Commencement Date to the next Computing Date the Tenant will pay to the Landlord the Initial Provisional Service Charge the first payment (being a proportionate part in respect of the period from and including the Commencement Date to and including the day before the next Rent Day) to be paid on the date of this lease and subsequent payments to be made in advance on each of the Rent Days in respect of the succeeding quarter.

6.7	For the next and each subsequent Financial Year the Tenant will pay an Interim Sum by four equal payments in advance on each of the Rent Days.

6.8	If the Service Charge for any Financial Year exceeds the Interim Sum for that Financial Year the excess shall be due to the Landlord within fourteen days of demand and if the Service Charge for any Financial Year is less than the Interim Sum for that Financial Year the overpayment will be credited to the Tenant against the next quarterly payment of Basic Rent and Service Charge save in respect of the Last Financial Year of the Term when any overpayment shall be refunded to the Tenant within fourteen days of delivery of the account prepared pursuant to clause 6.4.

6.9

If during the Term the total property capable of enjoying the benefit of any of the Park Services changes materially and permanently or the benefit of any of the Park Services is extended to any neighbouring property on a basis equivalent to that set out in this lease the appropriate percentage referred to in the definition of “Service Charge” in this lease shall be varied in accordance with clause 6.10 with effect from the Computing Date following the change (but so that nothing in this clause implies any obligation on the Landlord to provide any of the Services to any neighbouring property).

6.10	The change referred to in clause 6.9 shall be by agreement between the parties and in default of agreement within three months of the first proposal for variation made by either party shall be such reasonable variation reflecting the change as is determined by the Landlord’s surveyor acting reasonably and impartially.

6.11	The Landlord may add to vary or withhold any of the Services if the Landlord considers it appropriate to do so having regard to the principles of good estate management.

7	Tenant’s break right

7.1	The Tenant is entitled to determine this Lease and the Contractual Term on the fifth anniversary of the date of this lease (“Date of Determination”) by giving to the Landlord a minimum of six months’ prior written notice (“Notice”) to that effect but on condition that:

7.1.1	on the Date of Determination there are no arrears of Rent which are due;

7.1.2	the Notice is accompanied by the sum of £100,000 by way of a solicitors’ client account cheque (“Break Right Deposit”); and

7.1.3	on the Date of Determination the Tenant delivers vacant possession of the whole of the Premises to the Landlord except for any part or parts of the Premises which is or are subject to a permitted underletting.

7.2	If the Tenant complies with clause 7.1 this Lease and the Contractual Term will determine on the Date of Determination but without prejudice to the rights which either party may have against the other for any breach committed prior to the Date of Determination and the Landlord shall refund to the Tenant the amount (if any) of the Rents paid by the Tenant in advance in respect of any period falling after the Date of Determination such refund to be paid:

7.2.1	in the case of the Basic Rent within fourteen days of the Date of Determination; and

7.2.2	in the case of Service Charge within fourteen days of delivery of the account prepared pursuant to clause 6.4.

7.3	The Landlord and the Tenant agree that the following provisions shall apply in respect of the Break Right Deposit.

7.4	The Landlord will within seven days of receipt of the Break Right Deposit place the Break Right Deposit in an interest earning deposit account opened by the Landlord at Barclays Bank Plc (“Deposit Account”).

7.5	The Landlord shall not be entitled to withdraw any sum from the Deposit Account prior to the Date of Determination but thereafter may withdraw such sum as may be reasonably and properly incurred by the Landlord in remedying any material breach of covenant by the Tenant provided that the Landlord shall have given to the Tenant not less than fourteen days prior written notice of its intention to make any such withdrawal specifying the alleged material breach or breaches (“Withdrawal Notice”).

7.6	If the Tenant has not remedied the matters referred to in the Withdrawal Notice prior to expiry of the Withdrawal Notice (or such longer period as may be agreed by the parties each acting reasonably and with due regard to the provisions of clause 7.11.1) then unless the Tenant has invoked the provisions of clause 7.7 the Landlord shall be entitled to withdraw an appropriate sum (in accordance with clause 7.5) in respect of remedying the breaches specified in the Withdrawal Notice.

7.7	If within the fourteen day period referred to in clause 7.5 the Tenant disagrees by notice in writing to the Landlord that the alleged material breach or breaches specified in the Withdrawal Notice have occurred then such dispute shall be treated as a Dispute for the purposes of clause 8.

7.8	The interest accruing upon the Break Right Deposit shall be left in the Deposit Account and form part of the Deposit Account.

7.9	The Tenant is responsible for payment of all tax on the interest accruing to the Break Right Deposit.

7.10	The Break Right Deposit shall be held by the Landlord on trust for the Tenant subject to the provisions of this Clause 7.

7.11	The Break Right Deposit together with all interest accrued (or where there has been a withdrawal the balance thereof) shall be repaid to the Tenant on the earlier of:

7.11.1	the expiry of six months from the Date of Determination; and

7.11.2	the date on which the Landlord confirms in writing to the Tenant (following written request from the Tenant) that the Landlord acting reasonably is satisfied that no Withdrawal Notice or no further Withdrawal Notice need be served by the Landlord.

7.12	Notwithstanding the termination of this lease pursuant to this clause 7 the provisions of clause 8 shall remain in effect for the purpose of resolution of any dispute arising from the provisions of this clause 7.

8	Dispute resolution

8.1	In this clause 8:

“Disputing Party” means the Party serving a Dispute Notice;

“Other Party” means (unless the context otherwise requires) the Party receiving a Dispute Notice and “Parties” “Party” and “either Party” shall be construed accordingly.

8.2	Save where this lease provides for any Dispute to be resolved in any other manner in the case of a Dispute either Party may serve on the Other Party a Dispute Notice.

8.3	If:

8.3.1	no other Dispute Notice was served contemporaneously with the Dispute Notice; and

8.3.2	within five Working Days after service of a Dispute Notice the Other Party has not given Notice rejecting either of the Dispute Notice Proposals the Other Party shall be deemed to have accepted the Dispute Notice Proposals.

8.4	If:

8.4.1	two Dispute Notices are served contemporaneously containing differing Dispute Notice Proposals and within five Working Days the Parties have not agreed any Dispute Notice Proposals; or

8.4.2	within five Working Days after service of a single Dispute Notice the Dispute Notice Proposals are not accepted or deemed to have accepted the provisions of clause 8.5 shall apply.

8.5	When this clause applies:

8.5.1	any disagreement as to identity of the Specialist to be appointed may be referred by either Party to the president of the Royal Institution of Chartered Surveyors or next most senior available officer or the President of the Bar Council (as the case may be) who shall nominate the appropriate Specialist;

8.5.2	the Parties agree that a Specialist should act as an independent expert.

8.6	Where the Specialist is to act as an independent expert:

8.6.1	either Party may within twenty Working Days of his appointment make to him written representations which shall be copied to the Other Party within the same period;

8.6.2	each Party shall be given a further five Working Days to give to him written comments on the representations of the Other Party;

8.6.3	the Specialist may call for such written evidence from the Parties and seek such legal or other expert assistance as he may require;

8.6.4	the Specialist shall have regard to all representations and evidence when making his decision and shall give his decision in writing accompanied by reasons for that decision;

8.6.5	the Specialist shall be required to use all reasonable endeavours to publish his decision to the Parties within twenty Working Days after his appointment;

8.6.6	the Specialist’s decision shall be final and binding on the Parties in the absence of manifest error.

8.7	The costs of referring a Dispute to a Specialist under this clause 8 (including costs connected with the appointment of the Specialist and the legal and other professional costs of the Parties in relation to a Dispute) shall be borne as directed by the Specialist.

Schedule 1

SCHEDULE 1

(Part I—the rights granted)

1	The right to use the Common Parts for all purposes connected with the lawful use of the Premises.

2	Until the water supply to the Premises is independent of the Landlord’s water supply to part of the St John’s Innovation Centre the right to use the Landlord’s water supply for the purpose of supplying water to the Premises.

3	On reasonable prior notice and at such times as may be agreed by the Landlord (such agreement not to be unreasonably withheld or delayed) the right for the Tenant to lay new Conduits under the Common Part of the Estate for the supply of electricity and/or laser optic fibres electronic data or impass communication transmission or reception systems (together with the right to connect into the same and to repair and maintain the same) subject to:

(a)	causing as little inconvenience as reasonably practicable;

(b)	maintaining access at all times to all other premises on the Estate; and

(c)	making good without delay any physical damage caused.

4	The right for the Tenant and those authorised by the Tenant for all purposes connected with the lawful use of the Premises at all times to pass and repass with or without vehicles over and along the roadways within the Estate between the Premises and the public highway.

5	(Subject to giving prior reasonable written notice to the Landlord (save in emergency when no notice shall be required) and subject to compliance with any reasonable conditions imposed by the Landlord) the right so far as may be necessary at all reasonable times to enter other parts of the Estate for the purpose of repairing cleaning and maintaining the Premises or carrying out any of the Tenant’s obligations contained in this lease (to the extent those obligations cannot otherwise reasonably be carried out) causing as little inconvenience as reasonably practicable and making good without delay any physical damage caused.

6	The rights of support and protection now enjoyed by the Premises from the other parts of the Estate.

(Part II—exceptions and reservations)

1	The free passage and running of water soil gas electricity and other services from and to all adjoining or neighbouring premises whether or not belonging to the Landlord through all the Conduits now or subsequently during the Term in over or under the Premises with the right (within the Perpetuity Period) following reasonable prior notice:

(a)	to make and maintain connections with the Conduits;

(b)	(subject to there being no practicable alternative route) to move existing or lay new Conduits on any part of the Premises not covered by buildings the Landlord causing as little inconvenience as practicable and making good any physical damage caused as soon as practicable.

2	Full rights of support as now afforded to the remainder of the Estate by the Premises.

3	The right to erect or alter any building even if the access of light and air or either of them to the Premises is affected provided that in no case shall the use and enjoyment of the Premises thereby be materially prejudicially affected.

4	The right following reasonable prior notice at all reasonable times (and at any time and without notice in case of emergency) to enter the Premises whether or not with scaffolding materials and machinery and accompanied by workmen or others:

(a)	in exercise of any of the Landlord’s rights under this lease or to comply with any other Legal Obligation of the Landlord and to carry out inspections or work pursuant to those rights;

(b)	to read the water check meter referred to in paragraph 4 of Schedule 3;

(c)	to execute repairs or alterations to any adjoining premises belonging to the Landlord;

(d)	for any reasonable purpose in connection with the protection of the Landlord’s interest in the Premises including without limitation in connection with any review of the Basic Rent under Schedule 2 such rights to be exercised so as to cause as little inconvenience as reasonably practicable and subject to the Landlord making good all physical damage to the Premises and/or the Tenant’s fixtures and fittings equipment and furniture caused by the exercise of the rights.

5	A right of way with or without vehicles in emergency only over and along the roadway shown coloured brown on the Plan.

6	The right to erect or alter any building even if the access of light and air or either of them to the Premises or any other amenity enjoyed by the Premises is affected provided that the Premises are not rendered unsuitable for the Authorised Use.

Schedule 2

SCHEDULE 2

(Rent review provisions)

1	In this Schedule 2 unless the context otherwise requires:

“Current Letting Value” means the best open market yearly rent which on the Review Date could reasonably be expected to be obtained (after the expiry of any rent free period or period of concessionary rent for fitting-out purposes which may then be usual on the grant of a new lease) as between a willing landlord and a willing tenant for the Premises on the basis that the Premises were being let on lease with vacant possession without a fine for a term of five years but commencing on the Review Date taking into account the tenant’s right to apply to the court for the grant of a new tenancy under Part II Landlord and Tenant Act 1954 and on the terms and conditions contained in this lease (other than the amount of Basic Rent payable (but including the provisions for review of the Basic Rent at corresponding intervals to those contained in this lease) and to the extent those terms and conditions are not inconsistent with the matters hereinafter assumed) and on the assumptions that:

(a)	the terms and conditions of this lease have been complied with;

(b)	the Premises comply with all Legal Obligations and may lawfully be used for the Authorised Use;

(c)	if the Premises or any access or essential services have been destroyed or damaged by any of the Insured Risks (or by any other risk in respect of damage caused and in respect of which the Landlord has (under paragraph 4 of schedule 5) elected to reinstate) they have been fully restored;

(d)	the Premises are fit for immediate occupation and use;

(e)	no work has been carried out to the Premises by the Tenant or any undertenant which has reduced their rental value;

but disregarding any effect on rent of:

(a)	any goodwill attributable to the Premises because of any business carried on there by the Tenant or any permitted undertenant or their respective predecessors in title; and

(b)	any improvement to the Premises carried out during the Term or the period immediately prior to commencement of the Term by the Tenant or any permitted undertenant with Consent (where required pursuant to this lease) other than improvements:

(i)	effected at the expense of the Landlord or a predecessor in title of the Landlord; or

(ii)	pursuant to any obligation to the Landlord or a predecessor in title of the Landlord whether under this lease or not; or

(iii)	which may give rise to any liability on the part of the Landlord to pay compensation; and

(c)	the fact that the Tenant or any permitted undertenant or their respective predecessors in title have been or are in occupation of the Premises; and

(d)	any temporary works of construction demolition alteration or repair being carried out at or near the Premises.

2	It is agreed that the Basic Rent will be reviewed with effect from the Review Date and the yearly rent payable from and including the Review Date for the residue of the Term (subject to the provisions of this Schedule 2) will be the greater of:

(a)	the Basic Rent payable immediately before the Review Date; and

(b)	the Current Letting Value.

3	If the Landlord and the Tenant cannot agree the Current Letting Value the question may (but not earlier than six months prior to the Review Date) be referred for determination by either party to Arbitration.

4	In respect of any period of time (in paragraphs 5 and 6 called the “Period Pending Determination”) beginning on the Review Date and ending on the date on which the Landlord and the Tenant agree the new Basic Rent or (failing agreement) the date on which the decision of the arbitrator is made and communicated to the Landlord and the Tenant the Basic Rent shall continue to be paid at the rate payable immediately before the Review Date.

5	At the expiration of the Period Pending Determination there shall be due to the Landlord as outstanding rent the amount (if any) by which the Basic Rent agreed or determined exceeds the Basic Rent payable immediately before the Review Date but apportioned in respect of the Period Pending Determination together with interest at the base rate from time to time of Barclays Bank Plc for the whole of the Period Pending Determination calculated from the date when the additional rent would have been due to be paid if it had been determined at the Review Date.

6	If the Tenant complies with the provisions of paragraphs 4 and 5 then the Tenant will not in relation to the Period Pending Determination be considered as being in arrear with payment of the Basic Rent.

7	If at any Review Date the Landlord is restrained by any Enactment from exercising the Landlord’s rights set out in this Schedule 2 or from receiving the reviewed Basic Rent then the Landlord may on each occasion that the restrictions are relaxed or modified serve written notice on the Tenant requiring a rent review in accordance with the provisions of this Schedule 2 and the provisions of this Schedule 2 shall apply in like manner to the intermediate reviews as they apply to the reviews mentioned above but so that the Landlord shall be entitled only to review the Basic Rent to the level it would have been as at the Review Date had such Enactment not been in force.

8	As soon as practicable after agreement or determination of the revised yearly rent payable from the Review Date the parties shall sign a memorandum (in duplicate) recording it and a copy of the memorandum will be attached to this lease and the counterpart.

Schedule 3

SCHEDULE 3

(Covenants by the Tenant)

1	Rent

1.1	To pay the Rent at the times and in the manner specified by this lease and not to seek to exercise any right or claim to withhold payment or any right to legal or equitable set-off.

2	Interest

2.1	Without prejudice to any other rights of the Landlord to pay Interest on demand to the Landlord on any Rent or other payment in arrear (in the case of Basic Rent whether demanded or not) from the date the Rent or payment is due to the date of actual payment calculated on a daily basis and compounded on each of the Rent Days.

2.2	If there is a breach of covenant by the Tenant and the Landlord gives the Tenant written notice that the Landlord will not accept any money payable by the Tenant under this lease then on demand (and without prejudice to any other remedy of the Landlord) to pay to the Landlord interest calculated at the base rate from time to time of Barclays Bank PLC (or such other clearing bank as is stipulated in writing by the Landlord) on all sums due to the Landlord (credit being given for any sums paid by the Tenant and accepted by the Landlord as mesne profits) from the later of:

2.2.1	the date of the Landlord’s notice; or

2.2.2	the date on which the particular sum falls due

until the earlier of:

(i)	the date of acceptance by the Landlord of the sum due; or

(ii)	the date the breach is remedied and the Tenant notifies that to the Landlord in writing (in which case the due date for the purpose only of calculating Interest under paragraph 2.1 will be the date the Landlord demands the sums due).

3	Outgoings

3.1	To pay all taxes charges and outgoings of any kind at any time imposed on or payable in respect of the Premises or any part of them or on the owner or occupier of them and if at any time the Premises are not separately assessed for any such taxes charges or outgoings to pay to the Landlord on demand a fair proportion of any assessment which includes the Premises (the proportion in case of dispute to be settled by the Landlord’s surveyor).

3.2	Not without Consent (which shall not be unreasonably withheld or delayed) to make any claim for relief in respect of any outgoings where to do so might prejudice the Landlord’s own actual or potential entitlement to relief then or in the future.

3.3	Not without Consent (which shall not be unreasonably withheld or delayed) to agree with the relevant Authority any rating or other assessment in respect of the Premises and to consult with (and have due regard to the representations of) the Landlord in the negotiations for any such assessment or any appeal against any such assessment.

4	Water supply

4.1	Until the water supply to the Premises is independent of the Landlord’s water supply to part of the St John’s Innovation Centre to pay to the Landlord within fourteen days of demand the cost of water supplied to the Premises (as measured by the Landlord’s check meter).

5	Costs of notices etc

5.1	To pay on demand and to indemnify the Landlord against all expenses incurred by the Landlord in connection with any steps taken or contemplated by the Landlord consequent upon a breach of a Tenant Covenant (even if forfeiture is avoided other than by relief granted by the court).

6	Costs of Landlord’s consents

6.1	To pay on demand and to indemnify the Landlord against all reasonable expenses properly incurred by the Landlord in connection with any Consent sought under the terms of this lease whether or not consent is granted save if it is unlawfully withheld.

7	Repair and decoration

7.1	Well and substantially to repair clean and maintain the Premises and to keep the Premises in good condition and whenever necessary to renew and rebuild the Premises (the generality of this obligation not being restricted by the following provisions of this paragraph 7 and the Tenant not being liable under this covenant for making good damage caused by any of the Insured Risks unless the policy is vitiated or any part of the money is irrecoverable because of the act or default of the Tenant or any undertenant or any of their respective predecessors in title or of any person on the Premises with the express or implied authority of the Tenant or any undertenant or any of their respective predecessors in title).

7.2	To keep all Plant installed in the Premises in good working order and in good repair and condition and when necessary to replace it (to the satisfaction of the Landlord) by suitable Plant of similar and modern kind and of at least equal value.

7.3	To keep the Premises clean and tidy.

7.4	Within three months after the date of this lease to replace all carpeting at the Premises with good quality carpeting of a standard and design first approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) and after that to maintain the carpeting in tenantable condition (and for the avoidance of doubt the Tenant shall not be obliged to replace the carpeting at the end of the Term).

7.5	As often as reasonably necessary and at least every five years (calculated from the commencement date of the Term) and in the last year of the Term to prepare and then paint in a proper manner with two coats of good quality paint of colour (if different from the colour at the date of this lease) first approved by the Landlord (such approval not to be unreasonably withheld or delayed) all the outside parts of the Premises which should properly be painted and in the same manner to prepare and treat with best quality materials all other outside work and also in the same manner as often as necessary to clean and treat (by a method first approved in writing by the Landlord such approval not to be unreasonably withheld or delayed) the brickwork and exterior finishes of the Premises.

7.6	As often as reasonably necessary and at least every five years (calculated from the commencement date of the Term) and in the last year of the Term to prepare and then paint in a proper manner with two coats of good quality paint all inside surfaces of all buildings comprised in the Premises which should properly be painted and afterwards to decorate in the same manner all the parts that should properly be decorated (provided that in the last year of the Term the colours of all the internal decoration works are first approved in writing by the Landlord such approval not to be unreasonably withheld or delayed).

7.7	To clean the windows of the Premises as often as necessary.

7.8	If the Tenant is in breach of this paragraph 7 then in addition to any other rights the Landlord may have:

7.8.1	the Landlord may serve on the Tenant written notice specifying the breach in question; and

7.8.2	the Tenant shall as soon as practicable after receipt of that notice and in any event within two months (or sooner in emergency) commence and proceed with all due speed to remedy the breach; and

7.8.3	if the Tenant fails to comply with paragraph 7.8.2 the Landlord may enter the Premises and carry out the relevant work and all costs incurred by the Landlord in so doing shall be a debt from the Tenant to the Landlord which the Tenant shall pay on demand with Interest from the date of demand to the date of payment.

7.9	To give written notice to the Landlord of any defects in the Premises or required repairs immediately the same come to the attention of the Tenant.

8	To yield up

8.1	To yield up the Premises (and all keys to them) to the Landlord at the end of the Term in a state consistent with proper performance by the Tenant of the Tenant Covenants and (unless the Landlord otherwise agrees in writing) to remove all signs put up by the Tenant and all tenant’s fixtures and make good all damage caused by the removal of those signs and fixtures and if at the end of the Term the Tenant leaves any fixtures fittings or other items on the Premises the Landlord may treat them as having been abandoned and may remove destroy or dispose of them as the Landlord wishes and the costs incurred by the Landlord in doing so will be a debt recoverable immediately as rent in arrear and the Tenant shall indemnify the Landlord against any resulting liability.

9	Landlord’s rights of entry

9.1	To allow the Landlord and others authorised by the Landlord following reasonable prior notice at all reasonable times (and at any time without notice in case of emergency) to enter (and remain unobstructed on) the Premises to:

9.1.1	exercise any of the rights reserved by and to perform the obligations contained in this lease;

9.1.2	make surveys or drawings and to inspect the Premises for any purpose;

9.1.3	during the last six months of the Contractual Term (save if the Tenant has taken or is taking steps to renew the tenancy created by this lease pursuant to the Landlord and Tenant Act 1954) erect a notice board stating that the Premises are to let (which the Tenant shall not interfere with or obscure) the position of such notice board to be agreed by the Tenant whose agreement shall not be unreasonably withheld or delayed;

9.1.4	carry out works which are the responsibility of the Tenant under this lease but which the Tenant has failed to do;

9.1.5	comply with any Legal Obligation of the Landlord

subject to the Landlord and those entering causing as little inconvenience as reasonably practicable to the Tenant and making good any physical damage as soon as reasonably practicable.

10	Alterations

10.1	Subject to paragraphs 10.2 and 10.3 not without Consent (and then only in accordance with plans first approved by the Landlord and to the satisfaction of the Landlord’s surveyor):

10.1.1	to erect on the Premises any building or other structure or to damage any of the walls floors or joists;

10.1.2	to alter or add to any part of the Premises;

10.1.3	to carry out any development within the meaning of any Enactment relating to town and country planning;

10.1.4	to display on the Premises any advertisement within the meaning of the Town and Country Planning (Control of Advertisements) Regulations 1992 (as amended) or of any other Enactment relating to advertisements and to pay to the Landlord on demand and indemnify the Landlord against all reasonable expenses properly incurred by the Landlord in connection with any matter under this paragraph 10 provided always the Landlord may as a condition of giving any Consent under this paragraph 10.1 require the Tenant to give covenants relating to the execution of any works and their reinstatement (unless the Landlord otherwise requires) at the end of the Term in accordance (if the Landlord requires) with a schedule of condition and plans.

10.2	Not to erect or remove internal demountable non-structural partitioning without first supplying to the Landlord and the insurers of the Premises drawings showing the works proposed (provided that the Tenant shall if reasonably required by the Landlord at the end of the Term remove all such partitioning installed by the Tenant or any undertenant during the Term and make good the Premises).

10.3	Not to install new Plant or Conduits without first:

10.3.1	supplying to the Landlord and the insurers of the Premises drawings showing the works proposed;

10.3.2	obtaining Consent (such Consent not to be unreasonably withheld or delayed where the preceding requirements of this paragraph 10.3 have been complied with)

provided always the Landlord may as a condition of giving any Consent under this paragraph 10.3 require the Tenant to give covenants relating reinstatement of the works at the end of the Term (if then reasonably required by the Landlord).

11	Consents

11.1	If the Landlord gives a Consent under paragraph 10 for anything for which any Necessary Consent is required immediately at the Tenant’s expense to apply for that Necessary Consent.

12	Signs

12.1	Not without Consent to fix to or display at the Premises any sign placard notice hoarding showcase fascia board or advertisement which can be seen from outside the Premises save that the Tenant may with the prior Consent of the Landlord (such Consent not to be unreasonably withheld or delayed) display on the outside of the Premises a single sign (of reasonable dimensions and of a character suitable to the Estate) indicating the name of the Tenant and the nature of the Tenant’s business provided that no Consent shall be required for signs that the Tenant is obliged by any Legal Obligation to display on the Premises.

13	Use

13.1	Not to use any part of the Premises other than for the Authorised Use.

13.2	Not to place any goods or materials outside the buildings comprised in the Premises save in refuse bins.

13.3	Not to do anything on the Premises which is or may become a nuisance or which causes damage to the Landlord or any neighbouring owners or occupiers.

13.4	Not to allow to pass into the Conduits serving the Premises any harmful substance which may obstruct or damage the Conduits and if any obstruction or damage occurs immediately to remove the obstruction and make good the damage to the satisfaction of the Landlord’s surveyor.

13.5	Not to use the Conduits or Plant in or serving the Premises for any purpose other than that for which they were or it was designed nor so as to exceed their or its design capacity (having regard where relevant to the fact that such use is to be shared with other occupiers of the Estate).

13.6	Not to subject any part of the Premises to any load or stress above that which the Premises are calculated to bear with due margin of safety.

13.7	Not to use or permit users of or visitors to the Premise the Communal Car Parks.

13.8	Not to damage or obstruct the Common Parts or the Communal Car Parks (or make them untidy or dirty) or any other part of the Estate.

13.9	To comply with all regulations notified to the Tenant in writing made by the Landlord in accordance with the principles of good estate management for the management of the Estate (save any preventing use of the Premises at any time of the day or night) and to procure that all occupiers of and visitors to the Premises comply with them.

13.10	Not to keep produce or use any Hazardous Material on the Premises without Consent (not to be unreasonably withheld or delayed where the Tenant has complied with paragraph 13.11).

13.11	To make any request for Consent under paragraph 13.10 in writing accompanied by:

13.11.1	all information required to demonstrate to the reasonable satisfaction of the Landlord that any such Hazardous Material is necessary for the business of the Tenant and is to be kept produced or used in such a manner as to:

(i)	comply with all Legal Obligations applicable to such Hazardous Material; and

(ii)	prevent Environmental Damage;

13.11.2	all relevant information regarding compliance with any relevant Legal Obligations (such information to include without limitation copies of applications for Necessary Consents relating to manufacturing processes waste treatments recycling storage or disposal practices).

13.12	To notify the Landlord immediately in writing of any change in the facts or circumstances assumed or reported in any application for or granting of Consent or any Necessary Consent to any Hazardous Material kept produced or used on the Premises.

13.13	On demand to supply to the Landlord a copy of any assessment written plan or any other document relevant to the Tenant’s compliance with the Asbestos Regulations in respect of the Premises and at the end of the Term (or if earlier when the Tenant vacates the Premises) to deliver the originals of all such documents to the Landlord.

13.14	Not to cause or knowingly permit any Environmental Damage at or to the Premises or the Estate and to indemnify the Landlord against all losses claims or demands in respect of Environmental Damage arising out of the use and occupation of the Premises by the Tenant.

13.15	At the end of the Term and without prejudice to the generality of paragraph 8.1:

13.15.1	to yield up the Premises free from contamination by substances used produced or stored by the Tenant causing or likely to cause Environmental Damage; and

13.15.2	to indemnify the Landlord against losses claims or demands which the Landlord suffers as a result of the Premises or the Estate being affected by Environmental Damage at the end of the Term arising from any default by the Tenant in respect of paragraph 13.14.

13.16

To observe and perform the stipulations and covenants contained in a section 52 agreement dated 16th December 1987 made between South Cambridgeshire District Council (1) and the Landlord (2) so far as they relate to the Premises and are enforceable against an owner or occupier of the Premises and to keep the Landlord indemnified against all costs and liability in respect of them.

14	Legal Obligations and Necessary Consents

14.1	To comply with all Legal Obligations relating to the Premises.

14.2	Where the Tenant receives from an Authority any formal notice relating to the Premises (whether or not the notice is of a Legal Obligation) immediately to send a copy to the Landlord and if requested by the Landlord to make or join in making such objections representations or appeals in respect of it as the Landlord may reasonably require (except those which are to the detriment of the business of the Tenant or any permitted occupier of the Premises).

14.3	Where any Legal Obligation requires the carrying out of works to the Premises to apply (if and to the extent required by this lease) for Consent (such Consent not to be unreasonably withheld or delayed) and any Necessary Consents to carry out the works and after obtaining them to carry out the works to the reasonable satisfaction of the Landlord.

14.4	Before doing anything at the Premises which requires any Necessary Consents (and whether or not the Landlord has given Consent under the other provisions of this lease) to:

14.4.1	obtain all Necessary Consents for the purpose; and

14.4.2	produce copies of all Necessary Consents to the Landlord; and

14.4.3	obtain the approval of the Landlord (which shall not be unreasonably withheld or delayed) to the Necessary Consents and the implementation of them provided that the Tenant shall not without Consent (such Consent not to be unreasonably withheld or delayed) make or alter any application for any Necessary Consent.

14.5	Where any Necessary Consent implemented by the Tenant or any undertenant or permitted occupier of the Premises permits works to be carried out by a date subsequent to the end of the Term the Tenant shall ensure that those works are completed before the end of the Term.

14.6	If and when called upon to do so the Tenant shall produce to the Landlord all plans documents and other evidence which the Landlord may reasonably require in order to satisfy itself that this paragraph 14 has been complied with.

14.7	Without prejudice to the generality of paragraph 14.1 in respect of any works carried out at the Premises:

14.7.1	to comply with the provisions of the Construction (Design and Management) Regulations 1994 (“CDM Regulations”);

14.7.2	to be the only client as defined in the provisions of the CDM Regulations;

14.7.3	to fulfil in relation to all and any works all the obligations of the client as set out in or reasonably inferred from the CDM Regulations; and

14.7.4	to make a declaration to that effect to the Health and Safety Executive in accordance with the Approved Code of Practice published from time to time by the Health and Safety Executive in relation to the CDM Regulations.

14.8	At the end of the Term to deliver to the Landlord any and all health and safety files relating to the Premises in accordance with the CDM Regulations.

15	Not to charge

15.1	Not to mortgage or charge the Premises without Consent such Consent not to be unreasonably withheld or delayed.

16	Alienation

16.1	Not to:

16.1.1	assign transfer or part with possession of; or

16.1.2	underlet the Premises as a whole save as expressly permitted by this paragraph 16.

16.2	Not to

16.2.1	assign transfer or part with possession of; or

16.2.2	underlet

part only of the Premises (save by way of an underletting expressly permitted by this paragraph 16).

16.3	Not to share or license occupation of the whole or any part of the Premises save as expressly permitted by paragraph 16.11.

16.4	Not to assign or transfer the Premises as a whole without obtaining Consent within twelve weeks immediately prior thereto (which the Landlord shall not unreasonably withhold or delay where the relevant conditions contained in this paragraph 16 have been met) unless the following conditions (which are agreed between the parties for the purposes of section 19(1A) Landlord and Tenant Act 1927 but without limiting the Landlord’s ability to withhold Consent where it is otherwise reasonable to do so or to impose other reasonable conditions) are satisfied:

16.4.1	the Tenant (and any predecessor in title of the Tenant who remains liable to the Landlord by virtue of any excluded assignment within the meaning of section 11 Landlord and Tenant (Covenants) Act 1995) enters as guarantor into an authorised guarantee agreement within the meaning of the Landlord and Tenant (Covenants) Act 1995 with the Landlord in the form of Schedule 8 (but omitting the words in square brackets which refer to an “Authorised Guarantee Agreement” and which appear in the definition of “Secured Obligations” and in paragraphs 2.2 and 2.4 of Schedule 8) or in such other terms as the Landlord may reasonably require;

16.4.2	any other security for the Tenant’s obligations under this lease which the Landlord holds immediately before the assignment is renewed in each case on such terms as the Landlord may reasonably require in respect of the Tenant’s liability under the authorised guarantee agreement referred to in paragraph 16.4.1;

16.4.3	if reasonably required by the Landlord then at the option of the Tenant:

(i)	it least two directors (if the proposed assignee is a company) or two members (if it is a limited liability partnership) enter into a guarantee covenant (as principals and not merely as guarantors) with the Landlord in the form set out in Schedule 8 (but omitting paragraph 2.1) or in such other form as the Landlord may reasonably require guaranteeing the obligations of the prospective assignee under this lease and in any authorised guarantee agreement which the assignee may give to the Landlord under paragraph 16.4.1; or

(ii)	the proposed assignee enters into a Rent Deposit Deed in all material respects in the form set out in Schedule 9 with the Initial Deposit (as defined in Schedule 9) being such sum as may be reasonable in the circumstances;

16.4.4	any sum due from the Tenant to the Landlord under this lease is paid;

16.4.5	in the Landlord’s reasonable opinion there is no outstanding material breach of a Tenant Covenant;

16.4.6	the Landlord has received an undertaking from the Tenant’s solicitors in such form as the Landlord may reasonably require to pay the Landlord on demand the reasonable legal and surveyor’s costs and disbursements (including Value Added Tax) incurred by the Landlord in considering the Tenant’s application and preparing negotiating and entering into any relevant documentation whether or not the application is withdrawn or the Consent is granted save if unlawfully refused.

16.5	Not to underlet the Premises as a whole without obtaining Consent within twelve weeks immediately prior thereto (which the Landlord shall not unreasonably withhold or delay where the relevant conditions contained in this paragraph 16 have been met) nor:

16.5.1	at a rent not less than the then open market value of the Premises such rent being payable in advance on the Rent Days;

16.5.2	by excluding sections 24 to 28 (inclusive) Landlord and Tenant Act 1954 from applying to such underlease;

16.5.3	on terms that comply with paragraphs 16.7 and 16.8.

16.6	Not to underlet part only of the Premises without obtaining Consent within twelve weeks immediately prior thereto (which the Landlord shall not unreasonably withhold or delay where the relevant conditions contained in this paragraph 16 have been met) nor:

16.6.1	at a rent not less than the then open market value of the underlet premises such rent being payable in advance on the Rent Days;

16.6.2	by excluding sections 24 to 28 (inclusive) Landlord and Tenant Act 1954 from applying to such underlease;

16.6.3	on terms that comply with paragraphs 16.7 and 16.8;

16.6.4	by an underletting of a Permitted Part.

16.7	Not to grant any underlease:

16.7.1	at a fine or premium;

16.7.2	conferring a rent free period (save for one which is reasonable to allow for any undertenant’s fitting out);

16.7.3	containing provisions less onerous than the Tenant Covenants (other than those as to payment of Rent);

16.7.4	which does not contain provisions (first approved by the Landlord such approval not to be unreasonably withheld or delayed):

(i)	for upwards only review of the rent reserved by such underlease on the basis and on the dates on which the Basic Rent is to be reviewed under this lease;

(ii)	prohibiting the undertenant from doing or allowing any act or thing in relation to the underlet premises inconsistent with or in breach of the provisions of this lease;

(iii)	for re-entry by the Tenant on breach of any covenant by the undertenant;

(iv)	imposing an absolute prohibition against all dispositions of or other dealings with underlet premises other than an assignment or charge of the whole;

(v)	prohibiting any assignment or charge of the whole of the underlet premises without the prior Consent of the Landlord such Consent not to be unreasonably withheld or delayed;

(vi)	prohibiting the undertenant from permitting another to occupy the whole or any part of the underlet premises;

(vii)	imposing in relation to any permitted assignment or charge the same obligations for registration with the Landlord as are contained in this lease in relation to dispositions by the Tenant.

16.8	Before any underletting (or assignment of an underlease) to procure that the undertenant (or assignee) enters into direct covenants with the Landlord to observe and perform throughout the term of the underlease (including any statutory extension of the contractual term) all the Tenant Covenants in this lease (except the covenant to pay the Rent and (in the case of an underlease of part only) in so far as the Tenant Covenants affect the underlet premises.

16.9	In relation to any underlease:

16.9.1	to enforce the observance and performance by the undertenant of the provisions of the underlease and not at any time either expressly or by implication to:

(i)	waive any breach of the covenants on the part of the undertenant or conditions of the underlease;

(ii)	vary the terms of the underlease;

16.9.2	to ensure that the rent is reviewed in accordance with the terms of the underlease;

16.9.3	to give written notice to the Landlord of the details of agreement or determination of every rent review within twenty-eight days after agreement or determination.

16.10	Not to hold the whole or any part of the Premises as trustee or agent or otherwise for the benefit of any other person.

16.11	Notwithstanding the preceding provisions of this paragraph 16 the Tenant may (without obtaining Consent from the Landlord) share possession of the whole or part of the Premises with one or more Group Companies provided that no landlord and tenant relationship is thereby created.

17	Registration of assignments etc

17.1	To produce for registration with the Landlord’s solicitors within twenty-one days after the date of it (or in the case of a probate or letters of administration within twenty-one days after the grant) a certified copy of any document operating or purporting to dispose of or deal with any interest in the Premises (and where the title is registered to supply as soon as possible Land Registry official copies of the register showing the entry consequent upon the document) and to pay the Landlord’s solicitors’ proper charges for registration.

17.2	If this lease is subject to compulsory registration within one month after the date of this lease to apply to the Land Registry for first registration of the title to this lease and on completion of the registration to supply to the Landlord Land Registry official copies of the register showing the Tenant as the registered proprietor.

18	Third party rights

18.1	Not to do anything or fail to do anything by reason of which any rights may arise against the Landlord or to acknowledge to any third party that the Tenant enjoys access of light or air to the Premises by consent nor to enter into any agreement with any third party relating to access of light or air to the Premises and immediately to notify any obstruction or threatened obstruction to the Landlord and permit the Landlord to bring any action the Landlord thinks fit in the name of the Tenant against any person in respect of any obstruction or threatened obstruction but so that the Landlord shall indemnify the Tenant against all costs and liability suffered as a result.

19	Value Added Tax

19.1	On demand to discharge any liabilities of the Landlord relating to Value Added Tax in respect of any supply for Value Added Tax purposes of goods or services to or by the Landlord made pursuant to or in consequence of this lease provided that where the Landlord is lawfully able to do so that Landlord will supply a Value Added Tax invoice addressed to the Tenant.

19.2	Not:

19.2.1	by the Tenant’s intended or actual use of the Premises; or

19.2.2	otherwise by any act of the Tenant

to prevent from being a taxable supply a grant or other supply made pursuant to or in consequence of this lease in relation to all or any part of the Premises over which an election has been made at any time under paragraph 2(1) of Schedule 10 of the VAT Act.

19.3	On any breach of any of the preceding covenants in this paragraph 19 (without limitation) the Tenant shall indemnify the Landlord against:

19.3.1	any:

(i)	Value Added Tax which is irrecoverable input tax paid or payable by the Landlord;

(ii)	Value Added Tax which is output tax which the Landlord is or becomes liable to pay; and

(iii)	amount for which the Landlord becomes liable to HM Revenue & Customs under the provisions of Part XIV or Part XV of the Value Added Tax Regulations 1995

which the Landlord would not otherwise have been liable to pay had there been no breach;

19.3.2	any penalties interest or default surcharge due in addition to such liability to pay and also against any liability to income or corporation tax on any payment made to the Landlord under this paragraph 19.3.

20	Indemnities

20.1	To indemnify the Landlord against all costs and liability incurred or suffered as a consequence of the breach of any of the Tenant Covenants in this lease.

20.2	To indemnify the Landlord against all damage caused to the Premises or to any neighbouring premises or injury caused to any person by any act or default of the Tenant or any undertenant or by any person on the Premises with the express or implied authority of the Tenant or any undertenant.

21	Not to cause taxes to be imposed

21.1	Not knowingly to do anything relating to the Premises which renders the Landlord liable to any tax or other financial liability (save for income or corporation tax or (without prejudice to paragraph 19) Value Added Tax on payments made by the Tenant to the Landlord under this lease) provided that the provisions of this paragraph 21 shall not apply to anything done by the Tenant which does not require the consent of approval of the Landlord pursuant to the provisions of this lease.

22	Apportionment of compensation

22.1	If the Tenant receives any compensation because of any restriction placed on the use of the Premises under any Enactment immediately to pay the Landlord a just and reasonable proportion of the compensation (having regard to the respective interests of the Landlord and the Tenant in the Premises).

23	Closure of title

23.1	On the expiration of the Term to deliver to the Landlord:

23.1.1	the original of this lease; and

23.1.2	such other documents as the Landlord may reasonably require to close the title to the lease and/or to remove entries in relation to the lease noted against the Landlord’s registered reversion including without limitation a letter addressed to the Land Registry confirming that the Tenant has vacated the Premises and the Tenant’s legal estate in the Premises has come to an end.

24	New surety

24.1	If during the Term any surety (which expression in this paragraph 24 includes any guarantor for the time being of the Tenant’s obligations under this lease (or any of them if there is more than one)):

24.1.1	(being an individual) dies has a bankruptcy order made against the surety or an interim receiver appointed in respect of the surety’s property; or

24.1.2	(being a corporation) enters into liquidation has an administration order made in respect of the surety or has a receiver (administrative or otherwise) or an administrator appointed in respect of any of the surety’s undertaking or assets the Tenant shall give the Landlord notice of that fact within fourteen days of occurrence of the event and if required by the Landlord shall within twenty-eight days of the event procure that some other person acceptable to the Landlord enters into a deed of covenant with the Landlord in the same terms (mutatis mutandis) as the original surety.

Schedule 4

SCHEDULE 4

(Covenants by the Landlord)

1	Quiet enjoyment

1.1	That the Tenant may (subject to the other provisions of this lease) quietly enjoy the Premises for the Term without any lawful interruption by the Landlord or any person lawfully claiming through the Landlord.

2	Payment of water bills

2.1	Until the water supply to the Premises is independent and subject to compliance by the Tenant with paragraph 4 of Schedule 3 to pay the invoices in respect of the water supply to part of the St John’s Innovation Centre (of which the supply to the Premises forms part).

3	Superior leases

3.1	Not to enter into any Superior Lease whereby the consent or approval of any Superior Landlord in respect of any application for a consent or approval made by the Tenant to the Landlord pursuant to this Lease could be withheld by the Superior Landlord on terms which are more restrictive than those contained in this Lease relating to any consent or approval required from the Landlord nor to enter into any variation of any Superior Lease to that effect.

3.2	Subject to payment by the Tenant of the Landlord’s reasonable costs of doing so to use all reasonable endeavours to obtain the consent or approval of the Superior Landlord in any matter where such consent or approval is required following application by the Tenant to the Landlord save where the Landlord lawfully proposes to withhold consent or approval.

Schedule 5

SCHEDULE 5

(Insurance Provisions)

1	Landlord’s obligations

1.1	The Tenant paying the Rent and performing and observing the Tenant Covenants the Landlord covenants with the Tenant:

1.1.1	to insure the Premises (other than the tenant’s fixtures and fittings in the Premises and unless the insurance is vitiated by any act or omission of the Tenant any undertenant any predecessor in title of either of them or anybody on the Premises with the express or implied authority of the Tenant any undertenant or any predecessor in title of either of them) against:

(i)	loss or damage by the Insured Risks for the reinstatement cost including insurance to cover architects’ and other professional fees removal of debris and cost of demolition;

(ii)	not more than five years’ loss of Basic Rent (having regard to potential increases in Basic Rent as a result of rent reviews or other matters which may occur);

(iii)	Value Added Tax on those amounts to the extent applicable;

1.1.2	whenever reasonably requested to produce to the Tenant a copy of the insurance policy (or a summary of its terms) and evidence of payment of the current premium;

1.1.3	that if the Premises are damaged by any of the Insured Risks the Landlord shall with all due speed take the requisite steps to obtain all Necessary Consents for reinstatement of the Premises and shall as soon as the consents have been obtained apply the insurance money received (except for money received in respect of loss of Basic Rent) in reinstating the Premises provided that:

(i)	if reinstatement is frustrated the insurance money will be the absolute property of the Landlord;

(ii)	the Landlord shall not be obliged to reinstate in accordance with the layout and specifications of the existing buildings but (so far as reasonably practicable and consistent with the relevant Legal Obligations) shall provide the Tenant with accommodation reasonably equivalent to the accommodation comprised in this lease the provisions of this lease applying to the new premises mutatis mutandis as they apply to the Premises.

2	Tenant’s obligations

2.1	The Tenant covenants with the Landlord:

2.1.1	not to do anything or fail to do anything which might reasonably be expected to make any insurance policy on the Premises (or on the Estate or any neighbouring property of the Landlord) void or voidable or increase the rate of premium and to repay to the Landlord on demand any increased premium and expenses incurred by the Landlord in renewing any policy as a result of a breach of this covenant by the Tenant (those payments being added to the Rent and recoverable as rent in arrear);

2.1.2	to comply with all conditions imposed and requirements made by the insurers of the Estate or the Premises;

2.1.3	to inform the Landlord in writing upon the Tenant becoming aware of anything which might affect the Landlord’s insurable interest in the Premises or the Estate;

2.1.4

if any part of the Premises is damaged by any of the Insured Risks and the insurance money is to any extent irrecoverable because of any act or default of the Tenant or any undertenant or of any person on the Premises with the express or implied authority of the Tenant or any undertenant to reinstate the Premises at the Tenant’s expense to the reasonable satisfaction and under the supervision of the Landlord’s surveyor the Tenant being allowed on completion of the reinstatement any insurance money actually received in respect of the damage (save any paid for loss of Basic Rent or irrecoverable Value Added Tax);

2.1.5	to insure:

(i)	the Premises adequately against all third party public and occupiers’ liability risks;

(ii)	any plate glass in the Premises to its full value against damage by any of the Insured Risks;

2.1.6	to effect the insurances required by paragraph 2.1.5 in the joint names of the Landlord and the Tenant in an office;

2.1.7	on request to produce the insurance policy covering the matters referred to in paragraph 2.1.5 and satisfactory evidence of payment of the current premium (and so that if the Tenant fails to do so the Landlord may effect the insurance and the Tenant shall on demand reimburse the Landlord the cost of doing so such money if not paid being recoverable as rent in arrear);

2.1.8	to replace any damaged plate glass without delay to the satisfaction of the Landlord’s surveyor;

2.1.9	if the Tenant is entitled to the benefit of any insurance on the Premises (not effected pursuant to an obligation in this lease) then to apply all money received from that insurance in making good the loss or damage in respect of which the money is received.

3	Suspension of rent

3.1	If the Premises are damaged or destroyed by any of the Insured Risks such that the Premises are unfit for occupation and use or if the means of access to the Premises over the roadways within the Estate are destroyed or damaged so as to render the Premises unable to be used then in each case (provided the destruction or damage is not caused by the act or default of the Tenant or any undertenant or any person on the Premises with the Tenant’s or an undertenant’s express or implied authority or any predecessor in title of any of them so that the insurance policy effected by the Landlord is vitiated or payment of any part of the policy money is withheld) a fair proportion of the Basic Rent according to the extent of the damage sustained shall cease to be payable for the shorter of a period of five years or the period during which the Premises remain unfit for occupation and use.

4	Uninsured Risks

4.1	In this paragraph 4:

“Initial Period” means the period from (and including) the Uninsured Damage Date to (and including) the Three Month Date;

“Landlord’s Notice” means written notice from the Landlord to the Tenant stating that the Landlord intends to reinstate the Premises;

“Three Month Date” means the date three months after the Uninsured Damage Date;

“Uninsured Damage” means that the Premises are (or any part of them is) destroyed or damaged by risks which are not insured against in full or in part or are subject to some special limitation excess or exclusion such that the full cost of reinstatement and rebuilding (save for any normal excess) is not recoverable by the Landlord;

“Uninsured Damage Date” means the date as defined in paragraphs 4.2 and 4.3.

4.2	If:

4.2.1	the Tenant notifies the Landlord in writing of the occurrence of the relevant damage within 48 hours after it occurred; and

4.2.2	either the parties agree or the insurers confirm to the Landlord (the Landlord using all reasonable endeavours to obtain such confirmation without delay) within seven days after the date on which the damage occurred that the damage is Uninsured Damage the Uninsured Damage Date means the date on which the Uninsured Damage occurred.

4.3	If:

4.3.1	the Tenant fails to notify the Landlord in writing of the occurrence of the relevant damage within 48 hours after it occurred; or

4.3.2	the insurers fail to confirm to the Landlord (the Landlord having used all reasonable endeavours to obtain such confirmation without delay) within seven days after the date on which the damage occurred that the damage is Uninsured Damage the Uninsured Damage Date shall be the date on which the insurers confirm to the Landlord (or if earlier the date on which the parties agree) that the damage is Uninsured Damage.

4.4	If there is Uninsured Damage and by the Three Month Date:

4.4.1	the Premises have not been reinstated; and

4.4.2	no Landlord’s Notice has been given

this lease will terminate one day after the Three Month Date (but without prejudice to the rights of either party in respect of any antecedent breach).

4.5	The Landlord may serve the Landlord’s Notice at any time during the Initial Period.

4.6	If the Landlord’s Notice is served then with effect from (and including) the date one day after the Three Month Date the provisions of paragraphs 1.1.3 and 3 shall apply as if the Uninsured Damage were caused by an Insured Risk.

4.7	If the Lease terminates under paragraph 4.4 the Tenant shall be permitted a reasonable time (following service of the Landlord’s Notice if there is one or otherwise following the Three Month Date) to remove from the Premises any fixtures fittings or equipment belonging to it and shall not be required to reinstate any alterations or additions made by it nor to yield up that part of the Premises affected by the Uninsured Damage in the state of repair and decoration which would (but for the Uninsured Damage) be required by this lease.

4.8	If the Landlord wishes to reinstate the Premises during the Initial Period the Tenant shall afford such access to the Landlord and the Landlord’s contractors and workmen as may reasonably be required in order for the Landlord to do so.

4.9	For the avoidance of doubt the Tenant shall remain liable for payment of Rent during the Initial Period.

Schedule 6

SCHEDULE 6

(Services) Part I—Park Services

1	Maintenance, etc. of Common Parts

1.1	Inspection cleansing decoration (to the standard the Landlord considers adequate) maintenance and operation of the Common Parts.

2	Maintenance of Estate boundaries

2.1	Maintenance repair renewal and replacement (to the standard the Landlord considers adequate) of the boundary features of the Estate.

3	Maintenance, etc. of services

3.1	Operation and maintenance of services in and to the Common Parts (including (without limitation) provision of fire prevention and fire fighting equipment and apparatus alarm systems in the Common Parts and lighting the Common Parts when appropriate).

4	Maintenance, etc. of Conduits

4.1	Maintenance repair alteration and renewal of all Conduits in or serving the Estate except any that exclusively serve the Premises or any other part of the Estate let to a tenant.

5	Landscaping

5.1	Setting out landscaping stocking cultivating maintaining and tending any open areas comprised within the Common Parts.

6	Other services

6.1	Any other services relating to the Estate or any part of it provided by the Landlord from time to time and not expressly mentioned in this Schedule 6.

Part II—Landscape Services

Cultivating maintaining and tending the Landscaped Areas to the standard the Landlord considers adequate.

Schedule 7

SCHEDULE 7

(Additional items of expenditure)

1	Fees

1.1	The proper and reasonable fees and disbursements (including any Value Added Tax payable) of:

1.1.1	the Landlord’s surveyor the Landlord’s accountant and any other person employed or retained by the Landlord in connection with the management of the Estate but not in connection with any lettings sales or promotions of any part of the Estate;

1.1.2	the managing agents (whether or not also the Landlord’s surveyors) in connection with:

(i)	management of the Estate but not in connection with any lettings sales or promotions of any part of the Estate;

(ii)	performance of the Services and any other duties relating to the Estate;

1.1.3	any other person employed or retained by the Landlord to perform (or in connection with) any of the Services or any of the functions or duties referred to in this paragraph 1.1.

2	Staff, etc.

2.1	The cost of employing any staff the Landlord considers reasonably necessary for performance of the Services and the other functions and duties referred to in paragraph 1.1 including all incidental expenditure in connection with the employment such as (but without limitation):

2.1.1	insurance pension and welfare contributions;

2.1.2	transport facilities and benefits in kind;

2.1.3	provision of uniforms and working clothing;

2.1.4	provision of vehicles equipment and materials for the proper performance of their duties and a store for housing the same.

2.2	The cost of entering into any contracts for carrying out any of the Services and the other functions and duties that the Landlord in the Landlord’s discretion considers desirable in the interest of good estate management.

3	Outgoings

3.1	All taxes charges and outgoings of any kind payable by the Landlord in respect of the Estate or any part of it (excluding the Premises and any other part of the Estate let to a tenant).

4	Electricity, gas, etc.

4.1	The cost of supply of electricity gas oil and other fuel for the provision of the Services and for all purposes in connection with the Common Parts.

5	Joint facilities

5.1	Any amount the Landlord is legally obliged to pay as a contribution towards the cost of building repairing cleaning or replacing any facility or structure used for the Estate or any part of it in common with other neighbouring property.

6	Statutory and other requirements

6.1	The cost of taking all steps the Landlord considers necessary to comply with or contest any Legal Obligation relating or alleged to relate to the Estate or any part of it and for which any tenant is not directly liable.

7	Nuisance

7.1	The cost of abating a nuisance in respect of the Estate or any part of it so far as not the liability of any individual tenant.

8	Anticipated expenditure

8.1	Such provision (if any) for anticipated expenditure in respect of any of the Services or the matters mentioned in this Schedule 7 as the Landlord considers reasonable.

Schedule 8

SCHEDULE 8

(Guarantee agreement)

THIS DEED is made on                                                                                  BETWEEN:

(1)	[ ] (“Guarantor”)

(2)	[ ] (“Landlord”)

1	Definitions and interpretation

1.1	In this deed:

“Authorised Guarantee Agreement” means an authorised guarantee agreement within the meaning of the Landlord and Tenant (Covenants) Act 1995;

“Basic Rent” “Consent” “Premises” “Rent” “Rent Day” “Tenant Covenant’ “Term” and “Terminating Event” have the same meanings as in the Lease;

“Lease” means [this lease] and includes where relevant any deed of variation licence Consent or other document supplemental to or associated with the Lease by which the Tenant is bound whether presently existing or not

“Relevant Variation” means a relevant variation as defined in section 18(4) Landlord and Tenant (Covenants) Act 1995;

“Secured Obligations” means the obligation of the Tenant to pay all sums from time to time due or expressed to be due to the Landlord from the Tenant under the Lease [or in any Authorised Guarantee Agreement which the Tenant enters into pursuant to an assignment of the Lease] and to perform all other obligations which from time to time are or are expressed to be obligations of the Tenant under the Lease [or in any such Authorised Guarantee Agreement];

“Tenant” means [the proposed assignee].

1.2	In this deed unless the context otherwise requires:

1.2.1	references to:

(i)	the singular include the plural and vice versa; (ii) a person include a reference to a corporate body;

(ii)	numbered clauses are references to the relevant clause in this deed;

1.2.2	words importing any gender include every gender.

1.3	The clause headings do not form part of this deed and are not to be taken into account when construing it.

1.4	This instrument:

1.4.1	is executed as a deed and [by its execution the parties authorise their solicitors to deliver it for them when it is dated] [by its execution the parties authorise Mills & Reeve to deliver it for them when it is dated];

1.4.2	was delivered when it was dated.

2	Guarantee

2.1	[This guarantee is given pursuant to a provision in the Lease requiring it to be given and is an Authorised Guarantee Agreement.]

2.2

The Guarantor unconditionally and irrevocably covenants with and guarantees to the Landlord that the Tenant will” throughout the Term pay and discharge the Secured Obligations when they fall due or are expressed to fall due under the Lease [or in any Authorised Guarantee Agreement which the Tenant enters into pursuant to an assignment of the Lease] for payment and discharge.

2.3	The Guarantor shall upon being requested to do so by the Landlord enter into any deed of variation licence Consent or other document to which in each case the Tenant is a party and which is in each case supplemental to the Lease for the purpose of acknowledging that the Guarantor’s liabilities under this deed extend to it but to the extent that the document effects a Relevant Variation clause 5.3 shall apply.

2.4	The guarantee and covenant in clause 2.2 shall impose on the Guarantor the same liability as if the Guarantor were the principal debtor in respect of the Tenant Covenants [and in any Authorised Guarantee Agreement which the Tenant enters into pursuant to an assignment of the Lease] and that liability shall continue notwithstanding (and shall not be discharged in whole or in part or otherwise affected by):

2.4.1	any forbearance by the Landlord to enforce against the Tenant the Tenant Covenants [or the covenants in any Authorised Guarantee Agreement which the Tenant enters into pursuant to an assignment of the Lease];

2.4.2	the giving of time or other concessions or the taking or holding of or varying realising releasing or not enforcing any other security for the liabilities of the Tenant;

2.4.3	any legal limitation or incapacity relating to the Tenant;

2.4.4	the invalidity or unenforceability of any of the obligations of the Tenant;

2.4.5	the Tenant ceasing to exist;

2.4.6	the giving and subsequent withdrawal of any notice to determine the Lease;

2.4.7	any increase or reduction in the extent of the Premises or in the rent payable under the Lease or any other variation to the Lease;

2.4.8	the disclaimer (including without limitation disclaimer by the Crown under section 656 Companies Act 1985) of the Lease;

2.4.9	any other act or omission of the Landlord or any other circumstances which but for this clause 2.4 would discharge the Guarantor and for the purposes of this clause 2 the Guarantor shall be deemed liable to continue to pay and discharge the Secured Obligations notwithstanding any of the above matters and any money expressed to be payable by the Tenant which may not be recoverable for any such reason shall be recoverable by the Landlord from the Guarantor as principal debtor.

3	New lease

3.1	The Guarantor shall if required by the Landlord in writing within three months after a Terminating Event accept a lease of the Premises for the residue of the Contractual Term unexpired at and with effect from the date of the disclaimer at the same Basic Rent as reserved by the Lease (reviewable at the same times as the Basic Rent would have been reviewable under the Lease had there been no disclaimer) and subject to the same covenants and provisos (except that the Guarantor shall not be required to procure that any other person is made a party to that lease as a guarantor) and the Guarantor on execution of the new lease shall pay Rent for the period from the date of the disclaimer to the Rent Day following the date of the lease and the costs of and incidental to the new lease and shall execute and deliver to the Landlord a counterpart.

3.2	If the Landlord requires more than one guarantor to take a new lease those guarantors shall take that new lease as joint tenants.

4	Security taken by Guarantor

4.1	Until the Secured Obligations have been paid and discharged in full the Guarantor shall not without Consent exercise any rights:

4.1.1	of subrogation or indemnity in respect of the Secured Obligations;

4.1.2	to take the benefit of share in or enforce any security or other guarantee or indemnity for the Secured Obligations;

4.1.3	to prove in the bankruptcy or liquidation of the Tenant in competition with the Landlord.

4.2	The Guarantor has not taken any security from the Tenant and shall not do so.

4.3	Any security taken by the Guarantor in breach of clause 4.2 and all money at any time received in respect of it shall be held in trust for the Landlord as security for the liability of the Guarantor under this deed.

5	Limitation on Guarantor’s liability

5.1	Nothing in this agreement shall operate so as to make the Guarantor liable for anything in respect of which the Tenant is released from liability by the provisions of the Landlord and Tenant (Covenants) Act 1995.

5.2	To the extent that this deed purports to impose on the Guarantor any liability for anything in respect of which the Tenant is released from liability by the provisions of the Landlord and Tenant (Covenants) Act 1995 the relevant provision of this deed shall to that extent only be void but that shall not affect the enforceability of:

5.2.1	that provision except to that extent; or

5.2.2	any other provision of this deed.

5.3	The Secured Obligations shall not include obligations arising under a Relevant Variation but the making of a Relevant Variation shall not discharge the Guarantor’s liability under this deed.

6	[Joint and several Guarantors

6.1	The liability of the Guarantor under this deed shall be the joint and several liability of all parties who have executed this deed as Guarantor and all other parties who from time to time guarantee the Tenant’s obligations to the Landlord and any demand for payment by the Landlord on any one or more of such persons jointly and severally liable shall be deemed to be a demand made on all such persons.

6.2	Each person who has executed this deed as Guarantor or on whose behalf this deed has been so executed agrees to be bound by this deed notwithstanding that the other person intended to execute or be bound by this deed may not do so or may not be effectually bound and notwithstanding that this deed may be determined or become invalid or unenforceable against any other person whether or not the deficiency is known to the Landlord.

[Executed by the Guarantor and the Landlord as a deed]]

Schedule 9

SCHEDULE 9

(Rent Deposit Deed)

DATED

(1)

(2)

RENT DEPOSIT DEED

relating to St John’s House, St John’s

Innovation Park, Cowley Road,

Cambridge

THIS DEED is made the                     day of                             20**

BETWEEN:

(1)	[ ] [of [ ]] [incorporated in England with registered number [ ] whose registered office is at [ ]] (“Landlord”)

(2)	[ ] [of [ ]] [incorporated in England with registered number [ ] whose registered office is at [ ]] (“Tenant”)

1	Definitions

In this deed unless the context otherwise requires the following expressions shall have the following meanings:

“Bank” means** plc of** or such other bank as the Landlord may from time to time specify;

“Default” means any failure by the Tenant to pay (whether or not any formal demand has been made) the whole or any part of the rents reserved by the Lease or any money (including interest and value added tax at the rate applicable from time to time) payable pursuant to the Lease or any expense incurred by the Landlord or due to the Landlord as a consequence of any failure by the Tenant to observe and perform the covenants and obligations of and the conditions binding the Tenant contained in the Lease or the forfeiture of the Lease by the Landlord or the disclaimer of this lease (including without limitation the disclaimer by the Crown under section 656 Companies Act 1985) following the liquidation or bankruptcy of the Tenant or the Tenant being wound up or ceasing to exist;

“Deposit Account” means an interest earning deposit account opened or to be opened within fourteen days of the date hereof by the Landlord at the Bank;

“Deposit” means the amount from time to time standing to the credit of the Deposit Account;

“Initial Deposit” means ** pounds (£**) [plus value added tax];

“Landlord” “Tenant” “Term” “Basic Rent” “Rent” and “Value Added Tax” shall carry the meanings ascribed to them by the Lease;

“Lease” means the Lease dated [ ] 2006 between the Landlord (1) and Cambridge Silicon Radio Limited (2) of premises known as St John’s House St John’s Innovation Centre Cowley Road Cambridge for a term of ten years and includes any deeds or documents supplemental to it.

2	Interpretation

2.1	In this deed unless the context requires otherwise the provisions of the Lease as to interpretation shall apply to this deed.

3	Creation of the Deposit Account

The Landlord acknowledges receipt from the Tenant of the Initial Deposit which has been placed or will be placed in the Deposit Account within fourteen days of the date hereof.

4	Duration of Deposit arrangements

4.1	The Deposit Account shall be maintained until the earliest of the following:

4.1.1	three months after the date upon which the Term expires the Landlord having been given vacant possession of the Premises and having confirmed in writing (such confirmation not to be unreasonably withheld) that the Landlord has no claim for breach of any of the terms of the Lease; and

4.1.2	the date upon which the Tenant assigns the Lease with the consent of the Landlord to an assignee acceptable to the Landlord in accordance with paragraph 16 of schedule 3 of the Lease;

4.1.3	the date of receipt by the Landlord of audited accounts showing that the Tenant’s net profits after tax during each of the three years immediately preceding accounting periods (none of which is to be a period of more than one year) are in excess of three times the annual rent payable under the Lease at the date of receipt of those accounts.

4.2	The Deposit Account shall be closed upon the happening of any of the events mentioned in clause 4.1 and the Deposit shall be released to the Tenant after first being applied by payment to the Landlord in satisfaction of all claims made by the Landlord against the Tenant arising out of any Default by the Tenant.

5	Charge of the Deposit Account

5.1	The Tenant warrants to the Landlord that the Initial Deposit is free from any charge or incumbrance save as mentioned in clause 5.2.

5.2	The Tenant with full title guarantee charges its interest in the Deposit and all money from time to time placed in the Deposit Account in accordance with this deed until such time as the Deposit Account is closed in accordance with clause 4 as security for money payable to the Landlord in the event of Default,

5.3	The Tenant covenants that the Tenant shall execute any document or take any action which the Landlord may reasonably specify in order to perfect the security referred to in clause 5.2 until such time as the Deposit Account is closed in accordance with clause 4.

5.4	The security referred to in clause 5.2 is in addition to and shall not be merged with or prejudice or affect or be affected by any other security interest of the Landlord as regards the Tenant.

6	Remedies of the Landlord

6.1	The Landlord shall be entitled at any time to draw from the Deposit Account any amount not exceeding any sum then due to the Landlord arising out of a Default provided that:

6.1.1	the Landlord has given to the Tenant not less than fourteen days’ prior written notice of its intention to make a withdrawal from the Deposit Account and the notice specified the Default to which the withdrawal relates (“Withdrawal Notice”); and

6.1.2	the Tenant has not remedied the Default complained of by the expiration of the notice.

7	Payment disputes

7.1	If the Tenant objects to the Withdrawal Notice and gives written reasons for its objection within the fourteen day period referred to in clause 6.1.1 then before drawing upon the Deposit Account the Landlord shall refer the matter to counsel or to a chartered surveyor or to both (as the Landlord shall consider appropriate) for determination of the amount which may properly be withdrawn and the person or persons so determining the matter shall:

7.1.1	act as an expert and not as an arbitrator whose decision shall be final and binding save in the case of manifest error;

7.1.2	have the power to determine the responsibility of the Landlord or the Tenant (or either of them) to pay for the costs of the reference (including the costs of the Landlord’s solicitors)

provided that this clause 7.1 shall not apply to a Withdrawal Notice in respect of non-payment of the Basic Rent.

7.2	Any failure by the Tenant within fourteen days to pay the costs of the reference properly payable by the Tenant (if applicable) shall amount to a Default and the costs due shall after the fourteen day period attract Interest as provided in the Lease.

8	Maintenance and increase of Initial Deposit

8.1	The Tenant covenants that if the Landlord shall at any time before the date of closure of the Deposit Account in accordance with clause 4 draw upon the Deposit Account in accordance with clause 6 then the Tenant shall within fourteen days of any such withdrawal pay to the Landlord an amount equal to the sum so withdrawn which the Landlord shall forthwith add to the Deposit Account.

8.2	The Tenant covenants within fourteen days after agreement or determination of any review of the Basic Rent to pay to the Landlord the sum required to ensure that the balance in the Deposit Account (ignoring accrued interest) bears to the new Basic Rent the same proportion as the initial Deposit bore to the Basic Rent at the date of this deed.

8.3	If:

8.3.1	at the date of this deed Value Added Tax is not chargeable on the Basic Rent; and

8.3.2	as a result of a change in the law or the Landlord’s election to waive exemption in respect of the Premises Value Added Tax becomes chargeable on the Basic Rent the Tenant covenants to pay to the Landlord within fourteen days of written notification (accompanied if appropriate by a copy of the Landlord’s election to waive exemption) the sum required to ensure that the balance in the Deposit Account (ignoring accrued interest) bears to the Basic Rent plus Value Added Tax the same proportion as the initial Deposit bore to the Basic Rent at the date of this deed.

8.4	If:

8.4.1	Value Added Tax is chargeable on the Basic Rent; and

8.4.2	there is an increase in the rate of Value Added Tax

the Tenant covenants to pay to the Landlord within fourteen days of written notification the sum required to ensure that the balance in the Deposit Account (ignoring accrued interest) bears to the Basic Rent plus Value Added Tax the same proportion as the initial Deposit bore to the Basic Rent (plus any Value Added Tax then chargeable on the Basic Rent) at the date of this deed.

8.5	The Landlord shall pay any additional sums paid by the Tenant pursuant to the provisions of this clause 8 into the Deposit Account within fourteen days after receipt by the Landlord.

9	Interest

9.1	The interest accruing upon the Deposit shall be left in the Deposit Account and form part of the Deposit Account.

9.2	After reasonable intervals (of not less than six months) following the date of this Deed the Tenant shall be entitled by notice in writing to require the Landlord to pay to the Tenant from the Deposit Account an amount equal to the interest which has accrued to the Deposit at the date of such notice, save that no such payment shall be made:

9.2.1	if at such date there shall be any Default by the Tenant; or

9.2.2	to the extent that such payment would cause the Deposit to be less than the Initial Deposit.

9.3	The Tenant is responsible for payment of all tax on the interest accruing to the Deposit.

10	Value Added Tax

10.1	Where the Landlord is lawfully able to do so that Landlord will supply a Value Added Tax invoice addressed to the Tenant in respect of any supply for Value Added Tax purposes made by the Tenant to the Landlord under the provisions of this deed.

11	Declarations

11.1	The Landlord shall hold the Deposit on trust for the Tenant subject to the terms of this deed.

11.2	The liability of the Tenant or of any guarantor pursuant to the Lease shall not be limited to the Deposit.

11.3	The rights of the Landlord under this deed are given without limitation to the rights of the Landlord pursuant to the Lease.

11.4	The proviso for re entry contained in the Lease shall be exercisable as well upon any breach of any covenant or obligation contained in this deed as on the happening of any of the events mentioned in the Lease.

11.5	The Tenant is not entitled to withhold any monies due or to fail to perform any of the Tenant’s obligations under the Lease because of the existence of the Deposit.

11.6	The Tenant will indemnify the Landlord against all losses damages costs expenses and claims arising from any breach of the terms of this deed.

12	Rights of third parties

12.1	Save as expressly provided, none of the provisions of this Deed are intended to or will operate to confer any benefit pursuant to the Contracts (Rights of Third Parties) Act 1999 on a person who is not named as a party to this Deed.

13	Severance

13.1	Any provision of this Deed rendered void by virtue of the Landlord and Tenant Act (Covenants) 1995 section 25 is to be severed from all remaining provisions and the remaining provisions are to be preserved.

13.2	If any provision in this Deed extends beyond the limits permitted by the Landlord and Tenant (Covenants) Act 1995 section 25 that provision is to be varied so as not to extend beyond those limits.

14	Notices

14.1	The provisions of the Lease as to service of notices are to apply to this deed.

[Attestation clauses for parties]

Executed as a deed by CAMBRIDGE SILICON RADIO LIMITED acting by:	) )

Director

Secretary

11.3	The rights of the Landlord under this deed are given without limitation to the rights of the Landlord pursuant to the Lease.

11.4	The proviso for re entry contained in the Lease shall be exercisable as well upon any breach of any covenant or obligation contained in this deed as on the happening of any of the events mentioned in the Lease.

11.5	The Tenant is not entitled to withhold any monies due or to fail to perform any of the Tenant’s obligations under the Lease because of the existence of the Deposit.

11.6	The Tenant will indemnify the Landlord against all losses damages costs expenses and claims arising from any breach of the terms of this deed.

12	Rights of third parties

12.1	Save as expressly provided, none of the provisions of this Deed are intended to or will operate to confer any benefit pursuant to the Contracts (Rights of Third Parties) Act 1999 on a person who is not named as a party to this Deed.

13	Severance

13.1	Any provision of this Deed rendered void by virtue of the Landlord and Tenant Act (Covenants) 1995 section 25 is to be severed from all remaining provisions and the remaining provisions are to be preserved.

13.2	If any provision in this Deed extends beyond the limits permitted by the Landlord and Tenant (Covenants) Act 1995 section 25 that provision is to be varied so as not to extend beyond those limits.

14	Notices

14.1	The provisions of the Lease as to service of notices are to apply to this deed.

[Attestation clauses for parties]

Executed as a deed by affixing the common seal of THE MASTER FELLOWS AND SCHOLARS OF THE COLLEGE OF SAINT JOHN THE EVANGELIST IN THE UNIVERSITY OF CAMBRIDGE in the presence of:	) ) [Graphic omitted]